Exhibit 3.1

ARTICLES OF AMENDMENT
OF
CAPITAL BANK CORPORATION

Pursuant to Section 55-10-6 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its articles of incorporation:

1.	The name of the corporation is Capital Bank Corporation.

2.
The articles of incorporation of the corporation are hereby amended by deleting section (a) of Article 4 in its entirety and substituting in lieu thereof Article 4 section (a) as follows:

(a)           Common stock. The corporation shall have authority to issue three hundred million (300,000,000) shares of common stock with no par value per share.

3.
The foregoing amendment was approved and adopted on November 3, 2010 by the corporation’s Board of Directors and on December 16, 2010 by the corporation’s shareholders in the manner prescribed by Chapter 55 of the North Carolina General Statutes and the corporation’s articles of incorporation.

4.	These Articles of Amendment will become effective upon filing.

This is the 16th day of December, 2010.

CAPITAL BANK CORPORATION

By:	/s/ B. Grant Yarber
B. Grant Yarber
Chief Executive Officer